Exhibit 10.37

2008 Cash Incentive Plan

Purpose:

The terms of the 2008 Cash Incentive Plan (the “Plan”) have been established to reward the executives and other employees of Rigel Pharmaceuticals, Inc. (the “Company”) for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, cash bonuses, if any, will be based on both the achievement of corporate goals and a review of personal performance, which is determined at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).

Determination of 2008 Cash Bonuses:

Target bonuses for participants in the Plan will range from 5% to 60% of the recipient’s 2008 base salary, with a range for executives of 40% to 60% of such executive’s 2008 base salary.  The maximum bonus that a participant will be eligible to receive is 120% of such participant’s 2008 base salary.  The objective Company performance goals for each participant will be based on meeting certain goals with respect to the Company’s financial performance, including the Company’s cash position at December 31, 2008, clinical development of product candidates and building the pipeline of potential product candidates, as well as other Company performance goals to be determined by the Compensation Committee. The Board and Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the participants even if the performance goals are not met.